Exhibit 99.2

SCHEDULE I

This Schedule I lists all transactions in shares of Common Stock by the Reporting Persons since the date of the Amendment No. 6 to the Initial Schedule 13D.

Nature of Transaction	Trade Date	Shares Purchased/(Sold)	Price Per Share (1)	Total Price (1)
Sale of Common Shares	06/04/2020	(378,857)	$12.3221	$ 4,668,313.84
Sale of Common Shares	06/04/2020	(458,257)	$12.2894	$ 5,631,703.58
Sale of Common Shares	06/04/2020	(899,598)	$12.3069	$ 11,071,262.63
Sale of Common Shares	06/05/2020	(100,000)	$12.9802	$ 1,298,020.00
Sale of Common Shares	06/05/2020	(113,288)	$12.9522	$ 1,467,328.83
Sale of Common Shares	06/08/2020	(129,000)	$13.0322	$ 1,681,153.80
Sale of Common Shares	06/08/2020	(100,000)	$13.0061	$ 1,300,610.00
Sale of Common Shares	06/09/2020	(217,784)	$12.3846	$ 2,697,167.73
Sale of Common Shares	06/09/2020	(346,182)	$12.4127	$ 4,297,053.31
Sale of Common Shares	06/10/2020	(552,693)	$11.95	$ 6,604,681.35
Sale of Common Shares	06/10/2020	(250,000)	$11.99	$ 2,997,500.00
Sale of Common Shares	06/10/2020	(134,043)	$11.9777	$ 1,605,526.84
Sale of Common Shares	06/11/2020	(30,000)	$11.0972	$ 332,916.00
Sale of Common Shares	06/11/2020	(173,750)	$11.1128	$ 1,930,849.00
Sale of Common Shares	06/11/2020	(226,152)	$10.9704	$ 2,480,977.90

(1)   Not including any brokerage commissions or service charges.